EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
Report of Independent Auditors

To the Shareholders and Board of Trustees
Endeavor Series Trust

In planning and performing our audit of the financial statements of Endeavor Series Trust (the "Trust") for the year ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-
SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above at December 31, 2001.

This report is intended solely for the information and use of management and the Board of Trustees of the Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
Philadelphia, Pennsylvania
February 8, 2002




EXHIBIT B:
ENDEAVOR SERIES TRUST: Endeavor Asset Allocation Portfolio
10f-3 REPORT

Pursuant to Rule 10f-3, the following constitutes the required report of securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period July 1, 2001 through December 31, 2001 in Accordance with the Trust's Amended and Restated
Rule 10f-3 Procedures.

Issuer: Sprint PCS
Trade Date: 8/7/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: UBS Warburg, Lehman Brothers, First Union
Securities
Shares Purchased: 3,900
Purchase Price Per Share: $24.50
% of Issue: Less than 0.01%

Issuer: Raytheon
Trade Date: 10/25/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Cowen & Co.
Shares Purchased: 32,800
Purchase Price Per Share: $33.25
% of Issue: 1.87%

Issuer: Anthem, Inc.
Trade Date: 10/29/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Goldman Sachs
Shares Purchased: 15,900
Purchase Price Per Share: $36.00
% of Issue: 1.37%

Issuer: AMN Health Care Services
Trade Date: 11/12/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: UBS Warburg
Shares Purchased: 1,900
Purchase Price Per Share: $17.00
% of Issue: 0.48%

Issuer: Aramark Corp.
Trade Date: 12/10/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Goldman Sachs
Shares Purchased: 1,800
Purchase Price Per Share: $23.00
% of Issue: 0.16%

Issuer: Prudential Financing, Inc.
Trade Date:12/12/01
Part of an issue registered under the 1933 Act that is being offered to the public
3 years operations: Yes
Selling Broker: Goldman Sachs
Shares Purchased: 11,500
Purchase Price Per Share: $27.50
% of Issue: 0.29 %